UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 30, 2009 (September 29, 2009)

(Date of earliest event reported)

THRESHOLD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Seaport Boulevard, Suite 500

Redwood City, California 94063

(Address of principal executive offices)(Zip Code)

(650) 474-8200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On September 29, 2009, Threshold Pharmaceuticals, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with a select group of new investors that includes Federated Kaufmann Fund (“Federated”), Frazier Healthcare Ventures and Great Point Partners, LLC, plus several of the Company’s existing institutional investors and certain members of management, for the sale (the “Offering”) of approximately $35 million of its common stock and warrants to purchase common stock in a private placement. Each unit, consisting of one share of common stock and a warrant to purchase 0.4 of a share of common stock, will be sold at a purchase price of $1.91, which is equal to the consolidated closing bid price of the common stock as reported on the Nasdaq Capital Market on September 29, 2009, plus $0.05. The warrants will have a five-year term and an exercise price equal to $2.23 per share. Subject to certain exceptions, in the event the Company issues additional securities at an effective price per share (the “Base Price”) that is less than the exercise price of the Warrants, the exercise price of the Warrants will be adjusted to be equal to the Base Price, provided that any such price-based anti dilution protection will not reduce the exercise price to less than $1.86 per share, the closing consolidated bid price of the Company’s Common Stock on the Nasdaq Capital Market on September 29, 2009. The Warrants will also be subject to other standard anti-dilution provisions.

In connection with the offering, Federated will have the right to have one designee who is approved by the Company’s Board of Directors (“Board”) nominated to the Board so long as Federated continues to own a specified percentage of the Company’s outstanding common stock, or until such time as this right becomes inconsistent with the rules, regulations and guidance of the Nasdaq Stock Market.

The Company anticipates raising gross proceeds of approximately $35 million and issuing approximately 18.3 million shares of common stock, and warrants to purchase approximately 7.3 million shares of common stock. MTS Securities, LLC, an affiliate of MTS Health Partners and Reedland Capital Partners, an institutional division of Financial West Group served as co-placement agents in the offering.

The Company anticipates that the offering will close on October 5, 2009, subject to customary closing conditions.

The Offering is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(2) the Securities Act of 1933, as amended (the “Act”), and Regulation D under the Act.

The shares and warrants offered in the private placement and the shares issuable upon the exercise of the related warrants have not been registered under the Act or state securities laws, and may not be offered or sold in the United States without being registered with the Securities and Exchange Commission (“SEC”) or through an applicable exemption from SEC registration requirements. The shares of common stock and warrants were offered only to accredited investors.

Pursuant to the Purchase Agreement, the Company agreed to file, no later than 30 days after the closing date of the Offering, a registration statement with the SEC registering for resale the Shares and the Warrant Shares. The Company agreed, among other things, to indemnify the selling holders under the registration statement from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to the Company’s obligations under the Purchase Agreement.

The Company intends to use the proceeds of this financing for research and development, working capital and general corporate purposes.

The foregoing description of the Offering is only a summary and is qualified in its entirety by reference to the Purchase Agreement and the Form of Warrant, copies of which are filed as exhibits to this Current Report on Form 8-K.

Effective September 29, 2009, the Company entered into an amendment (the “Second Amendment”) to that certain Preferred Shares Rights Agreement, dated as of August 8, 2006, as amended, by and between the Company and Mellon Investor Services LLC (the “Rights Agreement”).

The Second Amendment amends the definitions of each of the following terms in the Rights Agreement: “Acquiring Person;” “Distribution Date;” “Share Acquisition Date;” and “Triggering Event.” Pursuant to the Second Amendment, no Investor shall become an Acquiring Person under the Rights Agreement, nor shall a Distribution Date, Share Acquisition Date or Triggering Event have been deemed to occur solely by virtue of (i) the approval, execution or delivery of the Purchase Agreement, including the approval, execution and delivery of any amendments thereto, (ii) the consummation of the sale of Securities pursuant to, and as defined in, the Securities Purchase Agreement, (iii) the acceptance for payment and purchase or tender of Shares pursuant to the Securities Purchase Agreement, (iv) the announcement of the Purchase Agreement or the Offering, (v) the sale of and conversion of the Warrant Shares, or (vi) the consummation of any other transaction contemplated by the Purchase Agreement. Accordingly, the Company can announce and consummate the offering without triggering the Rights Agreement.

The foregoing description of the Second Amendment is only a summary and is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 8.01	Other Events

On September 30, 2009, the Company issued the press release attached hereto as Exhibit 99.1 regarding the transaction described in this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

4.1	Form of Warrant.

4.2	Second Amendment to Rights Agreement dated as of September 29, 2009 between Threshold Pharmaceuticals, Inc. and Mellon Investor Services LLC.

10.1	Form of Securities Purchase Agreement dated as of September 29, 2009, by and among Threshold Pharmaceuticals, Inc., and the purchasers named on the signature pages thereto.

99.1	Press Release dated September 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ JOEL A. FERNANDES
Joel A. Fernandes
Senior Director, Finance and Controller

Date: September 30, 2009